SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State in which Incorporated

First Hartford Realty Corporation	Delaware

Lead Tech, Inc.	Connecticut

Parkade Center, Inc.	Texas

Plainfield Parkade, Inc.	Connecticut

Putnam Parkade, Inc.	Connecticut

EH&N Construction Company	Delaware

Dover Parkade LLC	Delaware

DE 150	Delaware

Brewery Parkade, Inc	Rhode Island

Cranston Parkade, LLC	Rhode Island

Tri-City Plaza, Inc	New Jersey

Cranston Parkade, Inc	Delaware

Bangor Parkade, Inc	Maine

1150 Union Street Corp	Massachusetts

CP Associates, LLC	Rhode Island

Trolley Barn Associates, LLC	Rhode Island